December 30, 1997




Commercial Mortgage Acceptance Corp.
210 West 10th Street, 6th Floor
Kansas City, Missouri 64105

     Re: Commercial Mortgage Pass-Through Certificates,
         Series 1997-ML1

Ladies and Gentlemen:

     We have acted as your counsel in connection  with the proposed  issuance of
Commercial  Mortgage Pass-Through  Certificates,    Series   1997-ML1   (the
"Certificates") pursuant to the Registration Statement on Form S-3 (Registration No. 333-13725) (the "Registration Statement") and the Prospectus and Prospectus Supplement dated December 22, 1997 (the "Prospectus" and the "Prospectus Supplement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Prospectus Supplement covers the Certificates to be sold by Commercial Mortgage Acceptance Corporation (the "Seller"). The Series 1997-ML1 Certificates will be issued under a Pooling and Servicing Agreement dated as of December 1, 1997, by and among the Seller, Midland Loan Services, L.P., as Master Servicer and Group 1 Special Servicer, CRIMI MAE Services Limited Partnership, as Group 2 Special Servicer and NOM Special Servicer, LaSalle National Bank, as Trustee and ABN Amro Bank N.V., as Fiscal Agent ("Pooling and Servicing Agreement"). Capitalized terms used and not otherwise defined herein have the respective meanings given them in the Prospectus and the Prospectus Supplement.

     In rendering the opinion set forth below, we have examined and relied on the following: (1) the Prospectus and the Prospectus Supplement and all exhibits thereto; (2) the Pooling and Servicing Agreement; and (3) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinion set forth below.

     As your counsel, we have advised you with respect to certain federal income tax aspects of the issuance of the Series 1997-ML1 Certificates. Assuming compliance with all provisions of the documents referenced above, we are of the opinion that (i) each pool of assets with respect to which a REMIC election is made will qualify as a REMIC under the Code and (ii) the Class A-1, Class A- 2, Class A-3, Class A-4, each regular interest included in the


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Commercial Mortgage Acceptance Corp.
December 30, 1997
Page 2

Class IO Certificates, Class B, Class C, Class D, Class E and the Private Certificates will be, or will represent ownership of, REMIC "regular interests" and (iii) each residual interest will be the sole "residual interest" in the related REMIC.

     This opinion is based on the facts and circumstances set forth in the Prospectus and the Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to the Series 1997-ML1 Certificates as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                Very truly yours,

                                MORRISON & HECKER L.L.P.


                                /s/ Morrison & Hecker


BWH/dls